Exhibit 10.7

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

          This Expense Support and Conditional Reimbursement Agreement (this “Agreement”) is made as of March 27, 2014 by and between Triton Pacific Investment Corporation, Inc., a Maryland corporation (the “Company”) and Triton Pacific Adviser, LLC, a Delaware limited liability company (the “Adviser”).

          WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

          WHEREAS, the Company and the Adviser have entered into an Investment Advisory Agreement dated as of July 27, 2012 (the “Advisory Agreement”);

          WHEREAS, pursuant to an effective registration statement on Form N-2 (File No. 333-174873) on file with the U.S. Securities and Exchange Commission (the “Registration Statement”), the Company is offering for sale up to 20,000,000 shares of its common stock (the “Offering”);

          WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company to reduce the Company’s operating expenses until the Company has achieved economies of scale sufficient to ensure that it bears a reasonable level of expense in relation to its investment income.

          NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

          1.     EXPENSE SUPPORT PAYMENTS

                    1.1.     Expense Support Payments. Effective as of December 31, 2013 (the “Effective Date”) and until such time as the gross proceeds from the offering exceeds $25,000,000 (the “Offering Threshold”), the Adviser in consultation with the Company, hereby agrees to pay to the Company up to one hundred percent (100%) of the Company Operating Expenses in order for the Company to achieve a reasonable level of expenses in relation to its investment income, as determined by the Company and the Adviser (the “Operating Expense Objective”). Any payment made by the Adviser pursuant to the preceding sentence shall be referred to herein as an “Expense Support Payment.” For purposes of this Agreement, “Company Operating Expenses” means third party operating costs and expenses incurred by the Company, as determined under generally accepted accounting principles for investment management companies. Upon determination by the Adviser to make any Expense Support Payment, the Adviser shall promptly notify the Company of such Expense Support Payment. The Adviser’s obligation to make Expense Support Payments during the Expense Support Payment period shall automatically become a liability of the Adviser and the right to such Expense Support Payment shall be an asset of the Company upon receipt of notification of payment from the Adviser. Any Expense Support Payment shall be paid by the Adviser to the Company in any combination of cash or other immediately available funds, and/or offsets against amounts otherwise due from the Company to the Adviser.

                    1.2     Optional Expense Support Payments. Once the Company has achieved the Offering Threshold, the Adviser may, but shall not be obligated to, continue to make Expense Support Payments to the Company in order for the Company to continue to achieve its Operating Expense Objective. All Expense Support Payments paid by the Adviser pursuant to this Section 1.2 shall be in such amounts as are acceptable to the Company and the Adviser.

                    1.3.     Expense Support Payments from Inception. The Adviser’s obligation pursuant to this Agreement shall be retroactive to the inception date of the Company, April 29, 2011, and accordingly the Adviser agrees that, effective as of the Effective Date, it shall make an Expense Support Payment to the Company in the amount of $391,240, which amount shall be paid by offsetting amounts otherwise due from the Company to the Adviser.

          2.       REIMBURSEMENT PAYMENTS

                    2.1     Reimbursement. Once the Company has achieved the Offering Threshold, if the Company exceeds the Operating Expense Objective during any calendar quarter, the Company will make a payment to the Adviser in the amount of such excess, up to the amount of any Expense Support Payments previously made under this Agreement (the “Reimbursement Payment”). Any Reimbursement Payment under this Agreement will be determined by the Adviser and the Company’s management, and any Reimbursement Payment will not be subject to approval by the Board. The Company’s obligation to make any Reimbursement Payment shall become a liability of the Company and the right to such reimbursement shall be an asset of the Adviser upon determination by the Adviser and the Company of any Reimbursement Payment. Any Reimbursement Payment shall be paid by the Company to the Adviser promptly following notification of the determination of a Reimbursement Payment. All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Support Payments made by the Adviser to the Company within three years prior to the last business day of the calendar quarter in which such Reimbursement Payment obligation is accrued.

                    2.2     Priority and Timing of Payments. The repayment of all Expense Support Payments is to be made within a period not to exceed three (3) years from the date each respective Expense Support Payment is made. Expense Support Payments which remain unreimbursed three (3) years after payment will be considered permanently waived and no longer eligible for reimbursement by the Company under this Agreement. Payment of current base management fees and/or incentive fees under the Advisory Agreements, to the extent that they have not been waived by the Adviser, shall have priority over, and shall be made before, any Mandatory Reimbursement Payment hereunder.

          3.     TERM AND TERMINATION OF AGREEMENT.

                    3.1     Term of the Agreement. This Agreement shall become effective as of the Effective Date and shall remain in effect unless otherwise terminated pursuant to Section 3.2 hereof. If an Expense Support Payment has not been reimbursed within a period not to exceed three (3) years from the date each respective Expense Support Payment is made, the Company’s obligation to pay such Expense Support Payment shall automatically terminate, and be of no further effect.

                    3.2     Termination of Agreement. This Agreement may be terminated by either the Company or the Adviser upon thirty (30) days’ prior written notice to the other party. This Agreement shall automatically terminate in the event of (a) the termination by the Company of the Advisory Agreement or (b) the dissolution or liquidation of the Company. Notwithstanding any provision to the contrary, if this Agreement is terminated by either party or terminates automatically pursuant to clause (a) of this Section 3.2, the Company agrees to make a repayment to the Adviser in an amount equal to all Expense Support Payments paid by the Adviser to the Company within the last three (3) years prior to the date of such termination pursuant to clause (a) of this Section 3.2 that have not been previously reimbursed. Such repayment shall be made to the Adviser promptly after such termination of this Agreement.

          4.     MISCELLANEOUS.

                    4.1     Headings. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                    4.2     Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to its conflicts of laws provisions) and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of California or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the 1940 Act and/or the Advisers Act shall control, as applicable. Further, nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Articles of Incorporation or Bylaws, as each may be amended or restated, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

                    4.3     Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

                    4.4     Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

                    4.5     RIC Qualification. Nothing in this Agreement shall be construed to require any party to perform any act, or to refrain from taking action, where such action or inaction would result in the Company not being able to obtain or maintain its qualification as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (“RIC Qualification”). To the extent the Company and the Adviser mutually agree, in consultation with their counsel, consultants and other advisers, that any payment of a Company Operating Expense by the Adviser pursuant to this Agreement could be construed in such a manner as to create a material risk that the Company could fail to obtain or maintain its RIC Qualification, then the payment of such Company Operating Expense shall constitute a loan from the Adviser to the Company and the Company shall be required to repay such loan (with interest accruing at the applicable federal rate) on demand. The purpose of this Section 4.5 is to ensure that the existence or application of any term of this Agreement does not result in the Company’s failure to obtain or maintain its RIC Qualification.

                    4.6     Amendments and Counterparts. This Agreement may only be amended by mutual written consent of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

Triton Pacific Investment Corporation, Inc.

By	/s/ Craig Faggen
Name:	Craig Faggen
Title:	CEO

Triton Pacific Adviser, LLC

By	/s/ Craig Faggen
Name:	Craig Faggen
Title:	CEO